410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Record Sales for the Fourth Quarter and Fiscal Year 2022

CHICAGO- (October 13, 2022) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its fourth quarter and fiscal year 2022.

	Fourth Quarter			Year to Date
(in thousands, except per share amounts)	Ended July 31,			Ended July 31,
	2022	2021	Change	2022	2021	Change
Consolidated Results
Net Sales	$93,158	$78,129	19%	$348,589	$304,981	14%
Net Income Attributable to Oil-Dri	$5,196	$603	762%	$5,674	$11,113	(49)%
Net Income Attributable to Oil-Dri Excluding Goodwill Impairment†	N/A	N/A	N/A	$10,136	$11,113	(9)%
Earnings per Common Diluted Share	$0.77	$0.08	863%	$0.81	$1.57	(48)%
Earnings per Common Diluted Share Excluding Goodwill Impairment†	N/A	N/A	N/A	$1.46	$1.57	(7)%
Business to Business
Net Sales	$32,229	$26,409	22%	$113,379	$97,138	17%
Segment Operating Income*	$7,207	$6,609	9%	$24,344	$25,914	(6)%
Retail and Wholesale
Net Sales	$60,929	$51,720	18%	$235,210	$207,843	13%
Segment Operating Income*	$5,450	$465	1,072%	$6,252	$11,088	(44)%
Segment Operating Income Excluding Goodwill Impairment*†	N/A	N/A	N/A	$11,896	$11,088	7%

* Segment net sales and operating income for three months and twelve months ended July 31, 2021 have been adjusted for a realignment of segments. See Note 2 of the audited Notes to the Condensed Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2022.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “Despite numerous challenges, including rampant inflation, supply chain disruptions, and logistics delays, I am pleased with the record breaking consolidated net sales we achieved for both the fourth quarter and full fiscal year. I am more pleased with the margin and profit improvement experienced during the fourth quarter. While both are still not back to historic norms, we made considerable progress by the end of the year. We are cautiously optimistic that this momentum will carry over into fiscal year 2023. During the past twelve months, we successfully delivered on our strategic objectives to grow our animal health and cat litter businesses. In January 2022, our team launched our mineral-based antibiotic alternative feed additives in the United States, and we achieved significant growth within that region. We also grew our unit and dollar market share of our lightweight cat litter, as more consumers embraced the numerous benefits of our branded and private label offerings. Furthermore, we raised our dividend rate for the 19th consecutive year. As we enter into fiscal year 2023, we will continue our focus on restoring profitability, exceeding our customers’ expectations, and enhancing market penetration in all areas of our business.”

Full Year Results
Consolidated net sales for fiscal year 2022 reached an all-time high of approximately $349 million, reflecting a 14% increase over the prior year. All of the Company’s principal products achieved record revenues due to price increases and higher demand. A main driver of this increase was from cat litter sales within the U.S. and Canada which grew by approximately $17.7 million, or 11% over the prior year. Revenues from fluids purification products increased by $8.7 million, or 16%, while domestic and Canadian industrial and sports products were $7.2 million or 23% greater than last year. In addition, the Company experienced sales gains over the prior year from its animal health, agricultural and co-packaging coarse cat litter businesses.

Annual consolidated gross profit decreased by approximately $2.7 million, as margins reduced to 18% in fiscal 2022 from 21% in the prior year. Severe inflationary pressures caused domestic cost of goods sold per manufacturing ton to increase approximately 13% in the twelve month period compared to the prior year.

Selling, general and administrative (“SG&A”) expenses for fiscal year 2022 remained flat compared to last year. Included in fiscal year 2022’s results as a separate line item, was the one-time non-cash goodwill impairment charge of $5.6 million for the Retail & Wholesale (“R&W”) Products Group that occurred in the third quarter.

Consolidated annual operating income was $4.8 million, reflecting a 63% decrease from the prior year. Excluding the aforementioned one-time non-cash goodwill impairment charge of $5.6 million, operating income for fiscal 2022 was approximately $10.5 million or 20% less than fiscal 2021.

Income tax expense was approximately $97,000 in fiscal year 2022 compared to $2.4 million last year. This 96% decrease was driven by lower taxable income and additional mining industry tax deductions. Full year net income attributed to Oil-Dri was approximately $5.7 million, reflecting a 49% decrease from the prior year.

Cash and cash equivalents decreased to $16 million in fiscal 2022 from $25 million in fiscal 2021 driven by higher cost of goods, increased capital investments, and stock repurchases. Cash reductions were offset by $25 million in loan proceeds to support business operations and allow for strategic capital investments necessary for future growth.

Fourth Quarter Results
Consolidated net sales in the fourth quarter reached an all-time high of $93 million, a 19% increase over the same period in the prior year. This was primarily driven by price increases and, to a lesser extent, by higher volume. Sales from the Company’s cat litter, fluids purification, and industrial & sports businesses drove the majority of this growth. The Company also experienced substantially higher sales of its animal health and agricultural products, while revenues of co-packaging coarse cat litter items remained relatively flat.

Fourth quarter consolidated gross profit was $17.5 million, an increase of $2.7 million or 18% over the prior year. While fourth quarter gross margins remained at 19% for both fiscal years 2022 and 2021, the Company experienced gross margin improvement during the last three consecutive quarters of fiscal year 2022. Domestic cost of goods sold per ton increased 14% compared to the prior year as a result of challenges including inflation on key cost inputs, supply chain disruptions and logistics delays.

In the fourth quarter of fiscal 2022, consolidated operating income was approximately $6.5 million compared to $1.7 million in fiscal 2021, or a 285% increase. Higher sales and a 16% reduction in SG&A expenses offset inflationary impacts on cost of goods.

Income tax expense increased to $1.3 million in the fourth quarter of fiscal year 2022 compared to $737,000 in the same period last year due to the Company’s elevated taxable income. Fourth quarter consolidated net income attributed to Oil-Dri reached $5.2 million in fiscal 2022 from $603,000 in fiscal 2021, reflecting a 762% increase.

Product Group Review
Oil-Dri routinely assesses its operating segments. Upon its most recent evaluation and a change in management organization, the Company decided to move its wholly-owned subsidiary in the United Kingdom from the Retail and Wholesale Products Group to the Business to Business (“B2B”) Products Group. In addition, the co-packaging coarse cat litter business was moved from the B2B Products Group to the R&W Products Group. Prior year and fourth quarter net sales and operating income have been reclassified to reflect these changes.

The Business to Business Products Group’s fourth quarter revenues reached a record $32.2 million, a 22% gain over the prior year. All principal products within the B2B Products Group demonstrated topline growth. Sales of fluids purification products were at an all-time quarterly high of $16.8 million, or a 17% increase over the prior year. Higher prices and increased demand of these products equally contributed to this growth. Bleaching clay product revenues were strong in all regions, with significant gains within North America and Latin America. In addition, sales of jet fuel purification products continued to improve during the fourth quarter compared to last year. Amlan, the Company’s animal health business, experienced substantial growth both domestically and internationally as demonstrated by fourth quarter sales which reached a record high of $6.5 million, a 37% increase over the same period last year. A considerable portion of this increase was generated within Latin America, where a large percentage of meat is exported to the European Union (“EU”). Amlan has benefited from the EU’s new antibiotic-free regulation on foreign protein imports. Within the United States, the Company experienced a significant increase in demand of its mineral-based feed additives driven by the acquisition of new key accounts, organic sales growth from existing customers, and a new product line. However, the business climate in Asia, including China, has remained challenging. The agricultural products business experienced record quarterly net sales of $8.9 million, or a 21% increase over last year. Higher prices as well as an increase in demand from new and existing customers contributed to the revenue improvement.

Operating income for the B2B Products Group was $7.2 million in the fourth quarter of fiscal 2022 compared to $6.6 million in fiscal 2021, reflecting a 9% increase. Higher sales were partially offset by inflationary headwinds on cost of goods sold and a 4% increase in SG&A expenses.

The Retail and Wholesale Products Group’s fourth quarter revenues reached an all-time high of $61 million, an 18% increase over the prior year. This was primarily driven by a $6.3 million or 17% increase in domestic cat litter sales, excluding the Company’s co-packaged coarse-cat litter business. These elevated revenues predominantly reflect the effects of pricing actions, but the Company also experienced an increase in demand of its value-added products. Topline growth was achieved from scoopable and coarse cat litter items, while sales of accessories decreased within the quarter. Revenues from combined domestic branded and private label lightweight litter items rose 26% in the fourth quarter of fiscal 2022 versus the prior year, exceeding the lightweight litter segment sales growth of 10% for the 12-week period ended July 16, 2022, according to third-party research data for retail sales1. Sales of cat litter from Oil-Dri’s subsidiary in Canada also rose within the quarter, while revenues from floor absorbent within that region remained soft. Oil-Dri’s domestic industrial and sports products business showed a $2.2 million or 29% revenue improvement in the fourth quarter of fiscal 2022 over the prior year. Higher prices in response to rising costs as well as elevated demand of these products from both new and existing customers drove this growth. Revenues from the Company’s co-packaging coarse litter business remained relatively flat in the fourth quarter of fiscal 2022 compared to the prior year.

Operating income for the R&W Products Group was $5.5 million in the fourth quarter of fiscal year 2022 compared to $465,000 in the prior year. Higher sales coupled with a significant reduction in SG&A expenses offset elevated costs of goods sold. SG&A expenses for the fourth quarter of fiscal year 2022 decreased by 61% from last year, primarily driven by a reduction in advertising, bad debt expense, and other selling expenses. Oil-Dri expects advertising costs for the upcoming fiscal year 2023 to be higher than fiscal year 2022 and more in line with pre-pandemic spending levels.

The Company will host its fourth quarter of fiscal 2022 earnings teleconference on Friday, October 14, 2022 at 10:00 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding "Segment Operating Income Excluding Goodwill Impairment," a non-GAAP financial measure. This financial measure excludes a one-time non-cash goodwill impairment charge in the third quarter of fiscal year 2022. This non-GAAP financial measure is intended to serve as a supplement to the results provided in accordance with GAAP. Management believes that such information provides an additional measurement and consistent historical comparison of the Company's performance and further believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Company's financial position and results of operations by excluding a one-time impairment charge that is not indicative of the Company's operating performance or that may obscure trends useful in evaluating the Company's continuing operating activities. The non-GAAP financial measure, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.
###

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended July 16, 2022, for the U.S. xAOC+Pet Supers market. Copyright © 2022 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Fourth Quarter Ended July 31,
	2022	% of Sales	2021	% of Sales
Net Sales	$93,158	100.0%	$78,129	100.0%
Cost of Sales	(75,677)	(81.2)%	(63,323)	(81.0)%
Gross Profit	17,481	18.8%	14,806	19.0%
Selling, General and Administrative Expenses (1)	(10,996)	(11.8)%	(13,122)	(16.8)%
Operating Income	6,485	7.0%	1,684	2.2%
Interest Expense	(360)	(0.4)%	(180)	(0.2)%
Other Income (Expense), Net (2)	356	0.4%	(210)	(0.3)%
Income Before Income Taxes	6,481	7.0%	1,294	1.7%
Income Taxes Expense	(1,292)	(1.4)%	(737)	(0.9)%
Net Income	5,189	5.6%	557	0.7%
Net Loss Attributable to Noncontrolling Interest	(7)	—%	(46)	(0.1)%
Net Income attributable to Oil-Dri	$5,196	5.6%	$603	0.8%

Net Income Per Share: Basic Common	$0.79		$0.09
Basic Class B Common	$0.59		$0.07
Diluted Common	$0.77		$0.08
Diluted Class B Common	$0.59		$0.06
Avg Shares Outstanding: Basic Common	4,824		5,136
Basic Class B Common	1,939		1,918
Diluted Common	4,923		5,252
Diluted Class B Common	1,959		1,963

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Twelve Months Ended July 31,
	2022	% of Sales	2021	% of Sales
Net Sales	$348,589	100.0%	$304,981	100.0%
Cost of Sales	(286,074)	(82.1)%	(239,740)	(78.6)%
Gross Profit	62,515	17.9%	65,241	21.4%
Selling, General and Administrative Expenses (1)	(52,050)	(14.9)%	(52,205)	(17.1)%
Loss on Impairment of Goodwill	(5,644)	(1.6)%	—	—%
Operating Income	4,821	1.4%	13,036	4.3%
Interest Expense	(1,228)	(0.4)%	(722)	(0.2)%
Other Income, Net (2)	2,116	0.6%	1,054	0.3%
Income Before Income Taxes	5,709	1.6%	13,368	4.4%
Income Taxes Expense	(97)	—%	(2,388)	(0.8)%
Net Income	5,612	1.6%	10,980	3.6%
Net Loss Attributable to Noncontrolling Interest	(62)	—%	(133)	—%
Net Income Attributable to Oil-Dri	$5,674	1.6%	$11,113	3.6%

Net Income Per Share: Basic Common	$0.83		$1.61
Basic Class B Common	$0.63		$1.20
Diluted Common	$0.81		$1.57
Diluted Class B Common	$0.62		$1.18
Avg Shares Outstanding: Basic Common	4,987		5,142
Basic Class B Common	1,934		1,926
Diluted Common	5,099		5,253
Diluted Class B Common	1,962		1,967

(1) See Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2022 for further information about amounts included in this line item for the years presented.

(2) See Note 8 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2022 for further information about amounts included in this line item for the years presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
		As of July 31,
		2022	2021
Current Assets
Cash and Cash Equivalents		$16,298	$24,591
Accounts Receivable, Net		51,683	40,923
Inventories		35,562	23,598
Prepaid Expenses and Other Assets		11,138	12,830
Total Current Assets		114,681	101,942
Property, Plant and Equipment, Net		107,866	95,940
Other Noncurrent Assets		27,064	29,684
Total Assets		$249,611	$227,566

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		13,401	9,206
Dividends Payable		1,851	1,865
Other Current Liabilities		32,263	26,919
Total Current Liabilities		48,515	38,990
Noncurrent Liabilities
Notes Payable		31,798	7,878
Other Noncurrent Liabilities		18,949	21,466
Total Noncurrent Liabilities		50,747	29,344
Stockholders' Equity		150,349	159,232
Total Liabilities and Stockholders' Equity		$249,611	$227,566

Book Value Per Share Outstanding		$21.72	$22.53

Acquisitions of:
Property, Plant and Equipment	Fourth Quarter	$6,819	$8,082
	Year To Date	$22,831	$18,839
Depreciation and Amortization Charges	Fourth Quarter	$3,440	$3,524
	Year To Date	$13,474	$14,177

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Twelve Months Ended
	July 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,612	$10,980
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	13,474	14,177
Loss on Impairment of Goodwill	5,644	—
Increase in Accounts Receivable	(10,654)	(5,955)
(Increase) Decrease in Inventories	(12,109)	518
Increase (Decrease) in Accounts Payable	5,002	(2,411)
Increase (Decrease) in Accrued Expenses	4,703	(4,097)
Decrease in Pension and Postretirement Benefits	(1,938)	(2,652)
Other	104	3,076
Total Adjustments	4,226	2,656
Net Cash Provided by Operating Activities	9,838	13,636

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(22,831)	(18,839)
Other	21	9
Net Cash Used in Investing Activities	(22,810)	(18,830)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	25,000	—
Payment of Debt Issuance costs	(114)	—
Principal Payments on Notes Payable	(1,000)	(1,000)
Dividends Paid	(7,377)	(7,192)
Purchases of Treasury Stock	(11,806)	(3,130)
Net Cash Provided by (Used In) Financing Activities	4,703	(11,322)

Effect of exchange rate changes on Cash and Cash Equivalents	(24)	217

Net Decrease in Cash and Cash Equivalents	(8,293)	(16,299)
Cash and Cash Equivalents, Beginning of Period	24,591	40,890
Cash and Cash Equivalents, End of Period	$16,298	$24,591

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Year to Date
	Ended July 31,
	2022	2021
CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$5,674	$11,113
Goodwill Impairment Loss	$4,462	$—
Non-GAAP: Net Income Attributable to Oil-Dri excluding Goodwill Impairment	$10,136	$11,113

GAAP: Earnings per Common Diluted Share	$0.81	$1.57
Goodwill Impairment Loss	$0.65	$—
Non-GAAP: Earnings per Common Diluted Share excluding Goodwill Impairment	$1.46	$1.57

RETAIL AND WHOLESALE
GAAP: Segment Operating Income	$6,252	$11,088
Goodwill Impairment Loss	$5,644	$—
Non-GAAP: Segment Operating Income excluding Goodwill Impairment	$11,896	$11,088